EXHIBIT 99.1

[	PRESSRELEASE www.HelixESG.com

Helix Energy Solutions Group, Inc. ·  400 N. Sam Houston Parkway E., Suite 400  ·  Houston, TX  77060-3500  · 281-618-0400  ·  fax: 281-618-0505

For Immediate Release		13-002

Date: February 6, 2013	Contact:	Terrence Jamerson
Director, Finance & Investor Relations

Helix Completes Sale of Oil and Gas Business

HOUSTON, TX - Helix Energy Solutions Group, Inc. (NYSE: HLX) announced today that it has closed the previously announced sale of Energy Resource Technology GOM, Inc. (ERT), the Company’s oil and gas subsidiary, to Talos Production LLC, a wholly owned subsidiary of Talos Energy LLC, a privately held Houston-based oil and gas company. Proceeds from the transaction were approximately $620 million in cash, as well as overriding royalty interests in ERT’s successful Wang discovery and certain exploration prospects. Jeffries & Company, Inc. served as the exclusive financial advisor to Helix in conjunction with the transaction.

A portion of the cash proceeds from the sale of ERT will be used to repay the Company’s term loans and revolving credit facility indebtedness as required by the governing credit agreement.

Owen Kratz, President and Chief Executive Officer of Helix, stated that “the sale of ERT is an important milestone in the Company’s previously announced strategic plans to grow its Well Intervention and Robotics businesses.”

About Helix

Helix Energy Solutions Group, headquartered in Houston, Texas, is an international offshore energy company that provides development solutions and other key life of field services to the energy. For more information about Helix, please visit our website at www.HelixESG.com.

Forward-Looking Statements

Statements included in this news release regarding the use of proceeds from the transaction, Helix’s strategy and other statements that are not historical facts are forward-looking statements. These statements involve risks and uncertainties including, but not limited to, operating hazards and delays, risks associated with international operations, actions by customers and other third parties, the future prices of oil and gas, and other risks described from time to time in our reports filed with the Securities and Exchange Commission ("SEC"), including the Company's most recently filed Annual Report on Form 10-K and in the Company’s other filings with the SEC, which are available free of charge on the SEC’s website at www.sec.gov. We assume no obligation and do not intend to update these forward-looking statements except as required by law.